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                                                                     EXHIBIT 3.1



                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
               AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                                 INTRAWARE, INC.

     Intraware, Inc. (the "COMPANY"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation"), and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company at a meeting duly held, adopted resolutions (i) authorizing a series of the Company's previously authorized preferred stock, par value $0.0001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of ten million shares of Series A Preferred Stock of the Company, as follows:

          RESOLVED, that the Company is authorized to issue six million two hundred fifty thousand (6,250,000) shares of Series A Preferred Stock (the "PREFERRED SHARES"), par value $0.0001 per share, which shall have the powers, designations, preferences and other special rights set forth below.

          (1) Voting Rights. Except as otherwise provided herein or the Certificate of Incorporation or required by law, the holders of the Company's Preferred Shares and the holders of the Company's common stock, par value $0.0001 per share (the "Common Stock") shall vote together as a single class with each Preferred Share having the number of votes equal to the number of shares of Common Stock into which such Preferred Share could be converted.

          (2) Stated Value. Each Preferred Share shall have a "STATED VALUE" equal to $1.81.

          (3) Conversion of Preferred Shares. Preferred Shares shall be convertible into shares of the Company's Common Stock, on the terms and conditions set forth in this Section 3.

               (a) Conversion Right. At any time or times on or after the date of issuance of any Preferred Share (the "ISSUANCE DATE"), any holder of Preferred Shares shall be entitled to convert any whole or partial number of Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall, in lieu of issuing such fractional share, pay to the holder the fair value thereof in cash. The Company shall pay any and


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all taxes that may be payable with respect to the issuance and delivery of
Common Stock upon conversion of Preferred Shares unless such taxes result from the issuance of Common Stock upon conversion to a person other than the holder of Preferred Shares.

               (b) Conversion Rate. Subject to Section 3(d), one share of Common Stock shall be issuable upon conversion of each Preferred Share (the "CONVERSION RATE").

               (c) Mechanics of Conversion. To convert Preferred Shares into shares of Common Stock on any date (a "CONVERSION DATE"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., California time on such date, a copy of an executed notice of conversion in the form attached hereto as EXHIBIT I (the "CONVERSION NOTICE") to the Company, and (B) surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "PREFERRED STOCK CERTIFICATES"). On or before the tenth Business Day following the date of receipt of a Conversion Notice (the "SHARE DELIVERY DATE"), the Company shall (X) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, or (Y) provided that the Company's transfer agent (the "TRANSFER AGENT") is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, upon the request of the holder, credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion pursuant to Section 3(c) (ii) is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than five Business Days after receipt of the Preferred Stock Certificate(s) (the "PREFERRED STOCK DELIVERY DATE") and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

               (d)  ADJUSTMENTS.

                    (i) ADJUSTMENTS FOR STOCK DIVIDENDS, SUBDIVISIONS, OR SPLIT-UPS OF COMMON STOCK. If the number of shares of Common Stock outstanding at any time after the filing of this Certificate of Designations is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, effective at the close of business upon the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Conversion Rate shall be appropriately adjusted so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred shall be increased in proportion to such increase of outstanding shares of Common Stock.


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                    (ii) ADJUSTMENTS FOR COMBINATIONS OF COMMON STOCK. If the
number of shares of Common Stock outstanding at any time after the filing of this Certificate of Designations is decreased by a combination of the outstanding shares of Common Stock, then, effective at the close of business upon the record date of such combination, the Conversion Rate shall be appropriately adjusted so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

               (e) NO IMPAIRMENT. The corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this
Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred against impairment.

               (f) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 3, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Shares.

               (g) STATUS OF CONVERTED STOCK. In the event any Preferred Shares shall be converted pursuant to Section 3 hereof, the shares so converted shall be canceled and shall not be reissued as shares of Series A Preferred but shall resume the status of preferred stock of the Company, undesignated as to series.

          (4)  Automatic Conversion Upon Organic Change.

               (a) Definition of Organic Change. The following shall constitute an "ORGANIC CHANGE": any recapitalization, reorganization, reclassification, consolidation or merger, sale of all or substantially all of the Company's assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock.

               (b) Assumption and Provision Upon Organic Change. Prior to the consummation of any Organic Change, the Company shall make appropriate provision to ensure that each of the holders of the Preferred Shares will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Preferred Shares such


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shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such holder's Preferred Shares into Common Stock immediately prior to such Organic Change.

          (5) Reservation of Authorized Shares. The Company shall, so long as any of the Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, 100% of such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding.

          (6) Liquidation, Dissolution, Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, legally available for distribution therefrom (the "LIQUIDATION FUNDS"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the Stated Value of such share (such sum being referred to as the "LIQUIDATION PREFERENCE"); provided that, if the Liquidation Funds are insufficient to pay the full amount due to the holders of Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the "PARI PASSU SHARES"), then each holder of Preferred Shares and Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. After the Liquidation Preference has been paid, the Preferred Shares shall receive no additional portion of the remaining Liquidation Funds. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of all, substantially all or less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company. No holder of Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Company other than the amounts provided for herein; provided that a holder of Preferred Shares shall be entitled to all amounts previously accrued with respect to amounts owed hereunder.

          (7) Preferred Rank. All shares of Common Stock shall be of junior rank to all Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares.

          (8) Dividends; Participation. Subject to the rights of the holders, if any, of the Pari Passu Shares, the holders of the Preferred Shares shall, as holders of Preferred Stock, be


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entitled to such dividends paid and distributions made to the holders of Common
Stock to the same extent as if such holders of Preferred Shares had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

          (9) Vote to Issue, or Change the Terms of, Preferred Shares. The affirmative vote of the holders of not less than a majority of the then outstanding Preferred Shares at a meeting duly called for such purpose or the written consent without a meeting of the holders of not less than a majority of the then outstanding Preferred Shares shall be required for any amendment to this Certificate of Designations or the Company's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Preferred Shares.

          (10) Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date.

          (11) Notices. Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with the notice provisions set forth in the purchase agreement pursuant to which the Preferred Shares were issued. The Company shall provide such holder of Preferred Shares with written notice at least ten days prior to the date on which the Company closes its books or takes record with respect to any pro rata subscription offer to holders of Common Stock.




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                           [SIGNATURE PAGE TO FOLLOW]




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         IN WITNESS WHEREOF, the Company has caused this Certificate of
Designations to be signed by Peter Jackson, its President and Chief Executive Officer, this 16th day of January 2001.


                                    INTRAWARE, INC.


                                    By: /s/ Peter Jackson
                                        ---------------------------------------
                                    Name: Peter Jackson
                                    Title: President and Chief Executive Officer


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                                    EXHIBIT I

                                 INTRAWARE, INC.
                                CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Intraware, Inc. (the "CERTIFICATE OF DESIGNATIONS"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Preferred Stock, par value $0.0001 per share (the "PREFERRED SHARES"), of Intraware, Inc., a Delaware corporation (the "COMPANY"), indicated below into shares of Common Stock, par value $0.0001 per share (the "COMMON STOCK"), of the Company, as of the date specified below.

         Date of Conversion:
                            ----------------------------------------------------

         Number of Preferred Shares to be converted:
                                                    ----------------------------

         Stock certificate no(s). of Preferred Shares to be converted:
                                                                      ----------

Please deliver the Common Stock into which the Preferred Shares are being converted to the following address:


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